Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement on Form S-1, of our report dated April 13, 2016 relating to the consolidated balance sheet of Meridian Waste Solutions, Inc. and Subsidiaries at December 31, 2015, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the reference to our firm under the heading Experts.

/s/ D’Arelli Pruzansky, PA
Certified Public Accountants

Coconut Creek, Florida
June 14, 2016